Exhibit 99

Contact:	L-3 Communications
	Corporate Communications	For Immediate Release
212-697-1111
L-3 Announces Fourth Quarter 2008 Results
•	Diluted earnings per share (EPS) increased 36% to $2.21, including a $0.17 gain from a business divestiture

•	Net sales increased 5% to a record $4.0 billion

•	Net cash from operating activities of $356 million

•	Record funded orders of $4.3 billion and record funded backlog of $11.6 billion

•	Updated financial guidance for 2009
NEW YORK, January 29, 2009 — L-3 Communications (NYSE: LLL) today reported diluted EPS of $2.21 for the quarter ended Dec. 31, 2008 (2008 fourth quarter), including a $0.17 gain from a business divestiture, discussed below. EPS from continuing operations, which excludes this gain, was $2.04, up 25%, compared to $1.63 for the quarter ended Dec. 31, 2007 (2007 fourth quarter). Net sales increased 5% to $4.0 billion, compared to $3.8 billion for the 2007 fourth quarter. The 2008 fourth quarter net cash from operating activities was $356 million, compared to $335 million for the 2007 fourth quarter.
On Oct. 8, 2008, the company divested its 85% ownership interest in a business and recorded a gain in the 2008 fourth quarter of $33 million ($20 million after taxes, or $0.17 per share). The gain is excluded from the 2008 fourth quarter and full year income from continuing operations.
For the year ended Dec. 31, 2008, diluted EPS was $7.72. EPS from continuing operations was $7.56 and included a $0.58 net gain for certain items that occurred during the 2008 second quarter, which are discussed below. Excluding these items, EPS from continuing operations was $6.98, up 17% compared to $5.98 for 2007. Net sales increased by 7% to $14.9 billion, compared to $14.0 billion for 2007. Net cash from operating activities was $1,387 million for 2008 compared to $1,270 million for 2007.
“L-3 finished 2008 with an excellent fourth quarter,” said Michael T. Strianese, chairman, president and chief executive officer. “We had record orders, sales and backlog, and we generated strong cash flow even after additional pension contributions. For the full year, sales were $14.9 billion resulting in double digit EPS growth. We continued to deploy the company’s cash flow to increase shareholder value with share repurchases, dividends and business acquisitions.”

L-3 Announces Results for the 2008 Fourth Quarter	Page 2
Consolidated Results

	Fourth Quarter		Increase/		Year Ended Dec. 31,		Increase/
($ in millions, except per share data)	2008	2007	(decrease)		2008	2007	(decrease)

Net sales	$4,011	$3,806	$205		$14,901	$13,961	$940

Operating income	$416	$396	$20		$1,685	$1,448	$237
Litigation Gain	—	—	—		(126)	—	(126)

Segment operating income	$416	$396	$20		$1,559	$1,448	$111

Interest expense and other items	$68	$67	$1		$254	$274	$(20)

Effective income tax rate	29.0%	37.0%	(800	) bpts	35.1%	35.6%	(50	) bpts

Income from continuing operations	$247	$207	$40		$929	$756	$173
Net income	$267	$207	$60		$949	$756	$193

Diluted EPS:
Income from continuing operations	$2.04	$1.63	$0.41		$7.56	$5.98	$1.58
Net income	$2.21	$1.63	$0.58		$7.72	$5.98	$1.74
Fourth Quarter Results from Continuing Operations: Consolidated net sales increased 5% compared to the 2007 fourth quarter driven by growth in all business segments except for Government Services, which decreased because of lower linguist services. The decline in linguist services was due to a decline in L-3’s work share in connection with the transition on June 9, 2008 from an L-3 prime contract to a subcontract following the loss of a previous contract upon re-competition. The increase in net sales from acquired businesses, net of divestitures(1), was $63 million, or 2%.
The 2008 fourth quarter operating income increased by 5% compared to the 2007 fourth quarter. Operating income as a percentage of sales (operating margin) was 10.4%, and was unchanged compared to the 2007 fourth quarter.
Interest expense and other items increased by $1 million compared to the same period last year. Higher minority interest in net income of consolidated subsidiaries and lower interest income was partially offset by lower interest expense.
The effective tax rate for the 2008 fourth quarter decreased by 800 basis points compared to the same quarter last year. The tax rate for the 2008 fourth quarter includes a net reversal of previously accrued amounts of $18 million, or $0.15 per share, primarily related to the completion of examinations of the 2004 and 2005 U.S. Federal income tax returns, and certain state and foreign tax accruals. The remaining decrease was primarily due to the retroactive impact of the re-enactment of the U.S. Federal research and experimentation tax credit to January 1, 2008, recorded during the 2008 fourth quarter.
Full Year Results from Continuing Operations: Consolidated net sales increased 7% compared to the year ended Dec. 31, 2007, driven by growth in all business segments except for Government Services, which decreased because of lower linguist services. The increase in net sales from acquired businesses, net of divestitures, was $265 million, or 2%.
The 2008 results were impacted by three items that occurred during the quarter ended June 27, 2008 and aggregated to a net gain of $0.58 per diluted share. These three items are collectively referred to as the Q2 2008 Items and are comprised of:
•	A gain of $133 million ($81 million after income taxes, or $0.66 per share) for the reversal of a $126 million liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict and $7 million of related accrued interest (the “Litigation Gain”),

(1)	Sales from acquired businesses, net of divestitures, are comprised of (i) sales from business and product line acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2008 Fourth Quarter	Page 3
•	A gain of $12 million ($7 million after income taxes, or $0.06 per share) from the sale of a product line (the “Product Line Divestiture Gain”), and
•	A non-cash impairment charge of $28 million ($17 million after income taxes, or $0.14 per share) relating to a write-down of capitalized software development costs for a general aviation product (the “Impairment Charge”).
Operating income for the year ended Dec. 31, 2008, increased by 16% compared to the year ended Dec. 31, 2007. The Q2 2008 Items increased consolidated operating income by $110 million and operating margin by 70 basis points. Excluding the Q2 2008 Items, consolidated operating margin increased by 20 basis points to 10.6% compared to the year ended Dec. 31, 2007.
Interest expense and other items for the year ended Dec. 31, 2008 decreased compared to the same period last year because of the reversal of $7 million of accrued interest during the 2008 second quarter in connection with the Litigation Gain. Lower interest rates on our outstanding variable rate debt also reduced interest expense for the year ended Dec. 31, 2008 as compared to the year ended Dec. 31, 2007.
The effective tax rate for the year ended Dec. 31, 2008 decreased by 50 basis points compared to the same period last year. Excluding the Q2 2008 Items, the effective tax rate decreased by 90 basis points. The reversal of previously accrued amounts during the year ended Dec. 31, 2008 was $18 million, or $0.15 per share. The reversal of previously accrued amounts during the year ended Dec. 31, 2007 was $12 million, or $0.10 per share.
Income from continuing operations for the year ended Dec. 31, 2008 increased 23% and EPS from continuing operations increased 26%. Excluding the Q2 2008 Items, income from continuing operations increased by $102 million, or 13%, to $858 million and EPS from continuing operations increased $1.00, or 17%, to $6.98.
Orders: Funded orders for the 2008 fourth quarter increased 12% to $4.3 billion from $3.8 billion for the 2007 fourth quarter and increased 12% to $16.5 billion for the year ended Dec. 31, 2008 from $14.7 billion for the year ended Dec. 31, 2007. Funded backlog increased 21% to $11.6 billion at Dec. 31, 2008 from $9.6 billion at Dec. 31, 2007.
Cash flow: Free cash flow(2) for the 2008 fourth quarter was $287 million compared with $285 million for the 2007 fourth quarter. Free cash flow for the year ended Dec. 31, 2008 was $1,184 million compared with $1,121 million for the year ended Dec. 31, 2007.
Segment Results
Command, Control, Communication, Intelligence, Surveillance and Reconnaissance (C3ISR)

	Fourth Quarter		Increase/		Year Ended Dec. 31,		Increase/
($ in millions)	2008	2007	(decrease)		2008	2007	(decrease)
Net sales	$753.4	$709.5	$43.9		$2,566.9	$2,310.4	$256.5
Operating income	62.4	80.4	(18.0)		251.2	231.6	19.6
Operating margin	8.3%	11.3%	(300	) bpts	9.8%	10.0%	(20	) bpts
Fourth Quarter: C3ISR net sales for the 2008 fourth quarter increased by 6% compared to the 2007 fourth quarter primarily due to continued demand and new contracts from the Department of Defense (DoD) for airborne ISR and networked communication systems for manned and unmanned platforms.
C3ISR operating income for the 2008 fourth quarter decreased by 22% compared to the 2007 fourth quarter. Operating margin decreased by 300 basis points. Higher costs for international airborne ISR systems reduced operating margin by 400 basis points. This decrease was partially offset by 100 basis points primarily due to higher sales volume and improved contract performance for networked communication systems and lower development costs for new secure communication products.
Full Year: C3ISR net sales for the year ended Dec. 31, 2008 increased by 11% compared to the year ended Dec. 31, 2007 driven by continued demand and new contracts from the DoD for airborne ISR and networked communication systems for manned and unmanned platforms.

(2)	See discussion, definition and calculation of free cash flow in the financial tables attached to this earnings release.

L-3 Announces Results for the 2008 Fourth Quarter	Page 4
C3ISR operating income for the year ended Dec. 31, 2008 increased by 8% compared to the year ended Dec. 31, 2007. Operating margin decreased by 20 basis points. Higher costs for international airborne ISR systems reduced operating margin by 140 basis points. This decrease was partially offset by higher sales volume for airborne ISR systems and networked communication systems for the DoD and lower development costs for new secure communication products.
Government Services

	Fourth Quarter		Increase/		Year Ended Dec. 31,		Increase/
($ in millions)	2008	2007	(decrease)		2008	2007	(decrease)
Net sales	$1,063.2	$1,114.4	($51.2)		4,303.0	$4,333.5	$(30.5)
Operating income	101.2	101.5	(0.3)		421.1	403.5	17.6
Operating margin	9.5%	9.1%	40	bpts	9.8%	9.3%	50	bpts
Fourth Quarter: Government Services net sales for the 2008 fourth quarter decreased by 5% compared to the 2007 fourth quarter. A decline for linguist services of $151 million was partially offset by increases primarily for information technology (IT) and software engineering solution services, training and other support services, and tactical video capture systems to the DoD. Total linguist-Iraq sales were $43 million for the 2008 fourth quarter. The increase in net sales from acquired businesses, net of divestitures, was $19 million, or 2%.
Government Services operating income for the 2008 fourth quarter decreased by 0.3% compared to the 2007 fourth quarter. Operating margin for the 2008 fourth quarter compared to the 2007 fourth quarter increased by 40 basis points. Operating margin increased by 30 basis points because of a decline in lower margin linguist sales. Higher sales for business areas other than linguist services and lower indirect costs as a percentage of sales increased operating margin by 100 basis points. These increases were partially offset by 40 basis points due to a $4 million litigation accrual for costs to settle a claim, and 50 basis points due to lower sale prices on certain new contracts.
Full Year: Government Services net sales for the year ended Dec. 31, 2008 decreased by 1% compared to the year ended Dec. 31, 2007. A decline in sales of $319 million for linguist services was partially offset by an increase in sales primarily for IT and software engineering solution services, training and other support services to the DoD. Total linguist-Iraq sales for the year ended Dec. 31, 2008 were $399 million. The increase in net sales from acquired businesses, net of divestitures, was $64 million, or 1%.
Government Services operating income for the year ended Dec. 31, 2008 increased by 4% compared to the year ended Dec. 31, 2007. Operating margin for the year ended Dec. 31, 2008 increased by 50 basis points. Operating margin increased by 10 basis points because of a decline in lower margin linguist sales. Higher sales for business areas other than linguist services and lower indirect costs as a percentage of sales increased operating margin by 80 basis points. These increases were partially offset by (1) 20 basis points due to lower sale prices on certain new contracts and (2) 20 basis points due to a $4 million litigation accrual for costs to settle a claim and $4 million for severance and other costs related to business realignment and consolidation activities.
Aircraft Modernization and Maintenance (AM&M)

	Fourth Quarter				Year Ended Dec. 31,		Increase/
($ in millions)	2008	2007	Increase		2008	2007	(decrease)
Net sales	$718.3	$631.1	$87.2		$2,657.4	$2,527.7	$129.7
Operating income	64.2	55.7	8.5		240.9	246.6	(5.7)
Operating margin	8.9%	8.8%	10	bpts	9.1%	9.8%	(70	) bpts
Fourth Quarter: AM&M net sales for the 2008 fourth quarter increased by 14% compared to the 2007 fourth quarter driven by higher sales primarily for base and aircraft support services and Joint Cargo Aircraft (JCA). These increases were partially offset by lower aircraft modernization sales primarily to modify C-130 aircraft for international customers.
AM&M operating income for the 2008 fourth quarter increased by 15% compared to the 2007 fourth quarter. Operating margin for the 2008 fourth quarter compared to the 2007 fourth quarter increased by 10 basis points. A contract loss provision recorded in the 2007 fourth quarter did not recur in the 2008 fourth quarter, accordingly, operating margin increased by 100 basis points. This increase was partially offset by 90 basis points due to a change in sales mix, primarily sales volume for JCA and lower international sales.

L-3 Announces Results for the 2008 Fourth Quarter	Page 5
Full Year: AM&M net sales for the year ended Dec. 31, 2008 increased by 5% compared to the year ended Dec. 31, 2007. The increase was primarily driven by higher base and aircraft support services and JCA. These increases were partially offset by lower sales for the Canadian Maritime Helicopter program and lower aircraft modernization sales for international customers and head-of-state aircraft for foreign government customers.
AM&M operating income for the year ended Dec. 31, 2008 decreased by 2% compared to the year ended Dec. 31, 2007. Operating margin for the year ended Dec. 31, 2008 compared to the year ended Dec. 31, 2007 decreased by 70 basis points. The year ended Dec. 31, 2008 includes $10 million of litigation accruals for costs to settle certain claims, which reduced operating margin by 30 basis points. Operating margin for the year ended Dec. 31, 2008 compared to the year ended Dec. 31, 2007 also declined by another 110 basis points due to a change in sales mix, primarily sales volume for JCA and lower international sales. These decreases were partially offset by 70 basis points because of improved contract performance.
Specialized Products

	Fourth Quarter				Year Ended Dec. 31,
($ in millions)	2008	2007	Increase		2008	2007	Increase
Net sales	$1,475.9	$1,350.6	$125.3		$5,373.8	$4,788.9	$584.9
Operating income	188.1	158.4	29.7		645.8	566.4	79.4
Operating margin	12.7%	11.7%	100	bpts	12.0%	11.8%	20	bpts
Fourth Quarter: Specialized Products net sales for the 2008 fourth quarter increased by 9% compared to the 2007 fourth quarter reflecting higher sales volume primarily for: (1) combat propulsion systems due to new contracts and higher demand from existing contracts, (2) microwave products primarily due to deliveries of mobile satellite communications systems and satellite and space components for the U.S. military, (3) power & control systems due to new and follow-on contracts for shipboard electronics and power distribution, conditioning and conversion products primarily to the U.S. Navy and tactical remote sensor systems for the U.S. Marines, and (4) EO/IR products primarily due to increased demand and deliveries from new and existing contracts. The increase in net sales from acquired businesses, net of divestitures, was $44 million, or 3%.
Specialized Products operating income for the 2008 fourth quarter increased by 19% compared to the 2007 fourth quarter. Operating margin for the 2008 fourth quarter compared to the 2007 fourth quarter increased 100 basis points. Operating margin increased by 110 basis points primarily because of improved contract performance and higher sales across several business areas. Acquired businesses decreased operating margin by 10 basis points.
Full Year: Specialized Products net sales for the year ended Dec. 31, 2008 increased by 12% compared to the year ended Dec. 31, 2007 reflecting higher sales volume primarily for: (1) power & control systems mostly for commercial shipbuilding, and power generation, distribution, conditioning and conversion products primarily for the U.S. Army and U.S. Navy, (2) microwave products due to higher demand and deliveries of mobile satellite communications systems, satellite and space components, and communication services primarily to the DoD, (3) EO/IR products primarily due to increased demand and deliveries from new and existing contracts, (4) precision engagement primarily related to new contracts and increased shipments on existing contracts for situational awareness systems and fuzing products, and (5) simulation & training primarily related to new contracts and timing of deliveries on existing contracts. These increases were partially offset by a decrease for displays primarily due to timing of contractual deliveries and contracts completed or nearing completion. The increase in net sales from acquired businesses, net of divestitures, was $201 million, or 4%.
Specialized Products operating income for the year ended Dec. 31, 2008 increased by 14% compared to the year ended Dec. 31, 2007. The year ended Dec. 31, 2008 includes a gain of $12 million for the Product Line Divestiture Gain and a non-cash Impairment Charge of $28 million. Excluding these two items, operating income was $661.1 million and operating margin for the year ended Dec. 31, 2008 compared to Dec. 31, 2007 increased 50 basis points to 12.3%. Operating margin increased by 70 basis points due to improved contract performance and higher sales across several business areas. These increases were partially offset by 10 basis points due to a $6 million litigation accrual for costs to settle a claim and 10 basis points because of a $7 million gain in the 2007 third quarter from the settlement of a third party claim that did not recur.

L-3 Announces Results for the 2008 Fourth Quarter	Page 6
Financial Outlook
Based on information known as of today, including completed business acquisitions and divestitures, the company revised its consolidated and segment financial guidance for the year ending Dec. 31, 2009, as presented in the tables below.

	Consolidated 2009 Financial Guidance
		Prior
	Current	(Nov. 13, 2008)
($ in billions, except per share data)

Net sales	$15.5 to $15.7	$15.4 to $15.7
Operating margin	10.4%	10.7%
Effective tax rate	36.0%	36.0%
Diluted EPS	$7.12 to $7.32	$7.30 to $7.50

Net cash from operating activities	$1.40	$1.40
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.20	0.20

Free cash flow	$1.20	$1.20

The revision in the company’s 2009 financial guidance from the prior 2009 guidance provided on Nov. 13, 2008, is primarily due to the impact of the items listed below.
•	Higher forecasted sales and operating income for Government Services, due to the acquisition of International Resources Group Ltd. on Dec. 3, 2008.

•	An increase in estimated pension expense reduced diluted EPS by $0.21 due to the following:
–	A decline of 100 basis points in the discount rate selected to 6.5% compared to the previously assumed 7.5%, and

–	A decline in the actual 2008 asset return on plan assets to negative 28% compared to the previously assumed negative 23%.

Segment 2009 Financial Guidance
	Current	Prior
($ in billions)
Net Sales:
C3ISR	$2.7 to $2.8	$2.7 to $2.8
Government Services	$4.4 to $4.5	$4.3 to $4.4
AM&M	$2.7 to $2.8	$2.7 to $2.8
Specialized Products	$5.7 to $5.8	$5.7 to $5.8

Operating Margins:
C3ISR	10.2% to 10.4%	11.0% to 11.2%
Government Services	9.9% to 10.1%	9.9% to 10.1%
AM&M	9.0% to 9.2%	9.2% to 9.4%
Specialized Products	11.4% to 11.6%	11.8% to 12.0%
All financial guidance amounts for the year ending Dec. 31, 2009 are estimates and are subject to the “Forward-Looking Statements” cautionary language on the following page, and the company undertakes no duty to update its guidance. The 2009 financial guidance includes approximately $100 million of sales growth from business acquisitions, net of divestitures. Additional financial information regarding the fourth quarter and annual results will be available on the company’s Web site.

L-3 Announces Results for the 2008 Fourth Quarter	Page 7
Conference Call
In conjunction with this release, L-3 will host a conference call today, Thursday, Jan. 29, 2009 at 11:00 a.m. EST that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president, and chief executive officer, Ralph G. D’Ambrosio, vice president and chief financial officer, and Karen C. Tripp, vice president of corporate communications, will host the call.
11:00 a.m. EST
10:00 a.m. CST
9:00 a.m. MST
8:00 a.m. PST
Listeners may access the conference call live over the Internet at the following web address:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=120146&eventID=2050574
Please allow fifteen minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at this site or by dialing (888) 286-8010 (passcode: 13974281), beginning approximately two hours after the call ends, and will be available until the company’s next quarterly earnings release.
Headquartered in New York City, L-3 employs over 64,000 people worldwide and is a prime contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, subsystems and systems.
To learn more about L-3, please visit the company’s Web site at www.L-3Com.com. L-3 uses its Web site as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s Web site and is readily accessible.
Forward-Looking Statements
Certain of the matters discussed in this release that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ''expects,’’ ''anticipates,’’ ''intends,’’ ''plans,’’ ''believes,’’ ''estimates,’’ and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties that are difficult to predict, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government Security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance

L-3 Announces Results for the 2008 Fourth Quarter	Page 8
of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty and continued tightening of the credit markets; our ability to perform contracts on schedule; events beyond our control such as acts of terrorism; our international operations; our extensive use of fixed-price type contracts as compared to cost-reimbursable type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; Titan’s compliance with its plea agreement and consent to entry of judgment with the U.S. Government relating to the Foreign Corrupt Practices Act (FCPA), including Titan’s ability to maintain its export licenses as well as the outcome of other FCPA matters; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.
For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see ''Part I — Item 1A — Risk Factors’’ and Note 17 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended Dec. 31, 2007.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
# # #
— Financial Tables Follow —

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Fourth Quarter		Year Ended Dec. 31,
	2008	2007	2008		2007

Consolidated net sales	$4,011	$3,806	$14,901		$13,961

Consolidated cost of sales	3,595	3,410	13,342		12,513

Litigation Gain	—	—	126	(a)	—

Operating income	416	396	1,685	(b)	1,448

Interest and other income, net	6	9	28		31
Interest expense	71	75	271	(b)	296
Minority interests in net income of consolidated subsidiaries	3	1	11		9

Income from continuing operations before income taxes	348	329	1,431		1,174
Provision for income taxes	101	122	502		418

Income from continuing operations	$247	$207	$929	(b)	$756
Gain on sale of a business, net of income taxes of $13 million	20	—	20		—

Net income	$267	$207	$949		$756

Basic earnings per share:

Income from continuing operations	$2.06	$1.66	$7.66	(b)	$6.05

Gain on sale of a business, net of income tax	$0.17	—	$0.17		—

Net income	$2.23	$1.66	$7.83		$6.05

Diluted earnings per share:

Income from continuing operations	$2.04	$1.63	$7.56	(b)	$5.98

Gain on sale of a business, net of income tax	$0.17	—	$0.16		—

Net income	$2.21	$1.63	$7.72		$5.98

Weighted average common shares

Basic	119.5	124.7	121.2		124.9

Diluted	120.7	126.9	122.9		126.5

(a)	Represents a gain recorded in the second quarter of 2008 for the reversal of a current liability for pending and threatened litigation as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict.

(b)	Includes the Q2 2008 Items, which increased operating income by $110 million, reduced interest expense by $7 million and increased income from continuing operations by $71 million, or $0.58 per share.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(In millions)

	Fourth Quarter		Year Ended Dec. 31,
	2008	2007	2008		2007

Segment Operating Data

Net Sales:
C3ISR	$753.4	$709.5	$2,566.9		$2,310.4
Government Services	1,063.2	1,114.4	4,303.0		4,333.5
AM&M	718.3	631.1	2,657.4		2,527.7
Specialized Products	1,475.9	1,350.6	5,373.8		4,788.9

Total	$4,010.8	$3,805.6	$14,901.1		$13,960.5

Operating income:
C3ISR	$62.4	$80.4	$251.2		$231.6
Government Services	101.2	101.5	421.1		403.5
AM&M	64.2	55.7	240.9		246.6
Specialized Products	188.1	158.4	645.8	(c)	566.4

Total	$415.9	$396.0	$1,559.0		$1,448.1

Operating margin:
C3ISR	8.3%	11.3%	9.8%		10.0%
Government Services	9.5%	9.1%	9.8%		9.3%
AM&M	8.9%	8.8%	9.1%		9.8%
Specialized Products	12.7%	11.7%	12.0	%(c)	11.8%
Total	10.4%	10.4%	10.5%		10.4%

Depreciation and amortization:
C3ISR	$10.1	$10.2	$39.1		$38.9
Government Services	8.7	8.4	34.8		33.0
AM&M	6.0	8.7	25.7		29.1
Specialized Products	26.6	26.7	106.6		106.2

Total	$51.4	$54.0	$206.2		$207.2

Funded order data
C3ISR	$916.5	$765.0	$2,956.2		$2,504.6
Government Services	1,027.9	1,001.6	4,494.7		4,412.2
AM&M	847.4	617.1	2,971.3		2,395.3
Specialized Products	1,503.0	1,434.0	6,110.1		5,428.7

Total	$4,294.8	$3,817.7	$16,532.3		$14,740.8

	Dec. 31,	Dec. 31,
	2008	2007
Period end data
Funded backlog	$11,571.7	$9,571.4

(c)	Specialized Products operating income includes the Product Line Divestiture gain of $12 million and a non-cash Impairment Charge of $28 million, which reduced the segment operating margin by 30 basis points.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	Dec. 31, 2008	Dec. 31, 2007
ASSETS

Cash and cash equivalents	$867	$780
Billed receivables, net	1,226	1,279
Contracts in process	2,256	2,099
Inventories	259	249
Deferred income taxes	226	246
Other current assets	125	110

Total current assets	4,959	4,763

Property, plant and equipment, net	821	754
Goodwill	8,169	8,165
Identifiable intangible assets	417	441
Other assets	264	268

Total assets	$14,630	$14,391

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$597	$571
Accrued employment costs	700	633
Accrued expenses	473	369
Advance payments and billings in excess of costs incurred	530	463
Income taxes	24	63
Other current liabilities	351	483

Total current liabilities	2,675	2,582

Pension and postretirement benefits	795	450
Deferred income taxes	219	245
Other liabilities	484	501
Long-term debt	4,538	4,537
Minority interests	83	87
Shareholders’ equity	5,836	5,989

Total liabilities and shareholders’ equity	$14,630	$14,391

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended Dec. 31,
	2008	2007

Operating activities
Net income	$949	$756
Depreciation of property, plant and equipment	152	150
Amortization of intangibles and other assets	54	57
Deferred income tax provision	171	113
Stock-based employee compensation expense	64	53
Contributions to employee saving plans in L-3 Holdings’ common stock	141	125
Gain on sale of a business	(20)	—
Impairment Charge	28	—
Other non-cash items	11	29

Changes in operating assets and liabilities, excluding acquired amounts
Billed receivables, net	49	(51)
Contracts in process	(146)	(188)
Inventories	(25)	4
Accounts payable, trade	35	90
Accrued employment costs	66	51
Accrued expenses	61	65
Advance payments and billings in excess of costs incurred	101	(2)
Income taxes	(12)	116
Excess income tax benefits related to share-based payment arrangements	(10)	(17)
Other current liabilities	(128)	(9)
Pension and postretirement benefits	(81)	(10)
All other operating activities	(73)	(62)

Net cash from operating activities	1,387	1,270

Investing activities
Business acquisitions, net of cash acquired	(283)	(235)
Proceeds from sale of a business and product lines	63	—
Capital expenditures	(218)	(157)
Disposition of property, plant and equipment	15	8
Other investing activities	(9)	(4)

Net cash used in investing activities	(432)	(388)

Financing activities
Common stock repurchased	(794)	(500)
Cash dividends paid on L-3 Holdings’ common stock	(147)	(126)
Proceeds from exercise of stock options	40	89
Proceeds from employee stock purchase plan	69	65
Excess income tax benefits related to share-based payment arrangements	10	17
Other financing activities	(18)	(9)

Net cash used in financing activities	(840)	(464)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(28)	14

Net increase in cash and cash equivalents	87	432
Cash and cash equivalents, beginning of the year	780	348

Cash and cash equivalents, end of the year	$867	$780

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED RECONCILIATION OF NET CASH FROM OPERATIONS TO FREE CASH FLOW
(In millions)

	Fourth Quarter		Year Ended Dec. 31,
	2008	2007	2008	2007

Net cash from operating activities	$356	$335	$1,387	$1,270
Less: Capital expenditures	(79)	(56)	(218)	(157)
Add: Dispositions of property, plant and equipment	10	6	15	8

Free cash flow(d)	$287	$285	$1,184	$1,121

(d)	The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, share repurchases, investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.